Sub-Item 77Q2


Nuveen Real Asset Income and Growth Fund

333-179180
811-22658


Based on a review of the SEC Forms 3, 4 and 5 furnished to the Fund, the Fund believes that all Section 16(a) filing requirements applicable to the Funds officers and directors, investment adviser and affiliated persons of the investment adviser were complied with, except that the following Form 4, Statement of Changes in Beneficial Ownership, was filed late on behalf of the officer listed below.


OFFICER:

John G. Wenker
Date of Transaction: December 5, 2012
Date of Late Filing: December 10, 2012,
accession number 0001225208-12-024987